NEUMAN & DRENNEN, LLC Attorneys at Law
	TEMPLE-BOWRON HOUSE 1507 PINE STREET BOULDER, COLORADO 80302	Denver Office 4643 South Ulster Street, #1480 Denver, Colorado 80237
Clifford L. Neuman, P.C. E-mail: clneuman@neuman.com	Telephone: (303) 449-2100 Facsimile: (303) 449-1045	Telephone: (303) 221-4700 Facsimile: (303) 694-4633

July 31, 2001

eLinear, Inc.
10055 Westmoor Drive
Westminster, Colorado 80021

       Re: Registration Statement on Form S-8

Sir or Madam:

       We have assisted eLinear, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of (1) up to an aggregate of 806,500 shares of the common stock of the Company, par value $.02 per share (the "Shares"), subject to issuance by the Company upon exercise of options granted to employees and directors under the Company's 2000 Stock Option Plan (the "Plan"), (2) an aggregate of up to an additional 193,500 shares of common stock that may be issued under the Plan, and (3) up to an additional 648,333 Shares subject to issuance by the Company upon exercise of certain non-plan stock options granted to certain current and former employees and directors of the Company (collectively referred to as the "Options").

       In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

       Based upon the foregoing, it is our opinion that the Shares, when issued and sold pursuant to elections made by participating eligible employees and directors in a manner consistent with the terms of the Options and the Plan, and upon receipt of all applicable consideration for such Shares from the Option holders pursuant to their respective option agreements and/or the Plan, as applicable, will be legally issued, fully paid and nonassessable.

       We are admitted to practice in the State of Colorado, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of Colorado and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

       The undersigned hereby consents to the filing this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 and to the use of its name in the Registration Statement.

Sincerely,
NEUMAN & DRENNEN, LLC
/s/ Clifford L. Neuman
By: Clifford L. Neuman